Exhibit 99 to Form 4 filed on behalf of
Johan Van Walsem for Transaction Date 1/4/08

PRICE	QUANTITY

$22.93 	900
$22.94 	100
$22.60 	100
$22.61 	100
$22.70 	46
$22.71 	200
$22.80 	54
$22.81 	100
$22.82 	100
$22.90 	100
$22.95 	200
$22.65 	102
$22.66 	100
$22.69 	49
$22.70 	100
$22.71 	149
$22.75 	100
$22.76 	100
$22.78 	300
$23.38 	200
$23.41 	200
$23.42 	100
$23.44 	200
$23.47 	200
$23.56 	100
$23.48 	1,000